PLEXUS CORP.
FISCAL [____] VARIABLE INCENTIVE COMPENSATION PLAN
UNDER THE 2024 OMNIBUS INCENTIVE PLAN
PLEXUS OFFICERS
I.PLAN OBJECTIVE
The primary objective of this Variable Incentive Compensation Plan is to reward results delivered by Participants and is designed to assist Plexus Corp. in attracting, retaining and motivating highly qualified and talented executives. The Awards under this Plan are considered Cash Incentive Awards under the 2024 Omnibus Incentive Plan. This Plan provides annual variable incentive cash compensation opportunities to Participants for the achievement of performance goals and personal objectives that contribute to the overall success of Plexus.
II.DEFINITIONS
The terms used herein shall have the following meanings:
(a)“2024 OIP” means the Plexus Corp. 2024 Omnibus Incentive Plan, as it may be amended from time to time, or any successor plan.
(b)“Award” means the amount of a cash incentive payable under the Plan to a Participant with respect to the Plan Year.
(c)“Committee” means the Compensation and Leadership Development Committee of the Plexus Corp. Board of Directors.
(d)“Company” means Plexus Corp.
(e)“Extraordinary Event” means any one of the following events: (i) restructurings, discontinued operations, impairment of goodwill or long-lived assets, follow-on stock offerings, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of the Corporation or not within the reasonable control of the Corporation’s management, (iii) the cumulative effects of tax or accounting changes in accordance with generally accepted accounting principles, (iv) changes in tax regulations or laws, or (v) the effect of a merger or acquisition.
(f)“Net Income” means Plan Year net income reported in the consolidated statements of operations for Plexus Corp. and its subsidiaries.
(g)“Operating Income” means the Company’s operating income as reported in its audited income statement for the Plan Year, as adjusted at the discretion of the Committee to eliminate non-recurring or unusual charges.
(h)“Participant(s)” means those individuals eligible to participate in this Plan (refer to Section III. A. Eligibility and Participation).
(i)“Performance Goal” has the same meaning as set forth in section 2(r) of the 2024 OIP.
(j)“Personal Objectives” means individual participant objectives that relate to projects or site, location, team or group goals for the Plan Year; the number of goals for a Participant may vary. Personal Objectives are reviewed and approved by the Committee for Officers of the Company. Payment of personal objectives is subject to the Company having Net Income for the fiscal year. The Committee may use negative discretion to establish a payout that is less than the 20% for the Personal Objective component depending upon its evaluation of the Participant’s achievement of his or her Personal Objectives.
(k)“Plan” means this Variable Incentive Compensation Plan (VICP), as amended from time to time.
(l)“Plan Year” is the first business day of the Company’s [____] fiscal year, which begins on [____], 20[__], and continues through the last business day which is [____], 20[__].
(m)“Retirement” means separation from the Company and its subsidiaries on or after age 55 and after employment by the Company and its subsidiaries for at least five (5) consecutive years immediately prior to separation, unless otherwise stated in the individual award agreement.
(n)“Return on Invested Capital” or “ROIC” means (i) after tax Operating Income divided by (ii) the average invested capital over a five (5) quarter period for the Plan Year and the prior fiscal year fourth quarter.
(o)“Revenue” means net recognized sales of the Company for the Plan Year for financial statement purposes.
(p)“Salary” means the Participant’s base salary rate in effect during the Plan Year (for the avoidance of doubt, excluding bonuses, paid commissions, reimbursed relocation expenses, or any other special pay, but including amounts deferred under any qualified or nonqualified retirement plan of the Company). If a Participant’s Salary changes during the Plan Year, then the Award will be pro-rated to reflect the portion of the year that each Salary was in effect (see Change in Employment Status or Position, below).

(q)“VICP Percentage” means Participant’s participation rate (as a percentage of Salary) under this Plan. The VICP Percentage is based upon the position(s) occupied by the Participant during the Plan Year.
III.AWARDS
A.Eligibility and Participation
Participation in this Plan is limited to Officers of the Company. A Participant’s VICP Percentage shall be determined and approved by the Committee. Unless otherwise determined by the Committee, a Participant must be employed through the last day of the Plan Year to receive an Award. The Committee, in its sole discretion, may make exceptions to this requirement in the case of Retirement, death or disability or under other circumstances as determined by the Committee. If approved by the Committee, Awards for Participants who leave due to Retirement, disability or death will be in an amount equal to the Award that the Participant would have received had the Participant remained employed through the last day of the Plan Year and then pro-rated by multiplying such amount by a fraction, the numerator of which is the number of days on payroll of the Company (or one of its wholly-owned subsidiaries), and the denominator of which is the number of total days in the Plan Year.
B.Incentive Plan Performance Goals
The incentive Performance Goals, each of which stands independently of the others with regard to full Award opportunities, are:
•Revenue
•Return on Invested Capital (ROIC)
•Personal Objectives
The Performance Goals of an Award and the weighting of the payout relative to threshold, plan target, and full opportunity achievement for each are identified below:

Performance Goals	Threshold	Payout at or below Threshold	Plan Target	Payout at Target*	Full Opportunity Target	Payout at or above Full Opportunity Target
Revenue	$[__]	0%	$[__]	[__]%	$[__]	[__]%
ROIC	[__]%	0%	[__]%	[__]%	[__]%	[__]%
Personal Objectives	Participant completion of personal objectives	0-20%	Participant completion of personal objectives	0-20%	Participant completion of personal objectives	0-20%
Total Incentive Payout As a percent of the individual participant’s VICP Percentage	Revenue + ROIC + Personal Objectives	0-20%	Revenue + ROIC + Personal Objectives	80-100%	Revenue + ROIC + Personal Objectives	180-200%
*See “III C. Award Calculations” below for the calculation of Award Payout.
In measuring the degree of attainment of a Performance Goal under this Plan, the Committee reserves the right to adjust, or modify the manner of measuring or evaluating a Performance Goal, for any reason the Committee determines is appropriate, including, but not limited to, by excluding the impact of Extraordinary Events.
C.Award Calculation
Notwithstanding anything in this Plan to the contrary, no Award shall be payable to a Participant under this Plan unless the Company has Net Income for the Plan Year. In the event of results that are below the Revenue and the ROIC threshold levels, only Personal Objectives may have a payout (provided the Participant otherwise satisfies Plan terms); the Revenue and ROIC components have no associated payout until the applicable threshold is exceeded.

A Participant’s Award shall be determined as follows in accordance with the Performance Goals table above in III B:
Revenue Payout

For Revenue between Threshold and Plan Target:
(Actual – Threshold) / (Plan Target – Threshold) x [__]% = Revenue Payout %

For Revenue between Plan Target and Full Opportunity Target:
[__]% + [(Actual – Plan Target) / (Full Opportunity Target – Plan Target) x [__]%] = Revenue Payout %

ROIC Payout
For ROIC between Threshold and Plan Target:
(Actual – Threshold) / (Plan Target – Threshold) x [__]% = ROIC Payout %

For ROIC between Plan Target and Full Opportunity Target:
[__]% + [(Actual – Plan Target) / (Full Opportunity Target – Plan Target) x [__]%] = ROIC Payout %

Personal Objective Payout
Personal Objective Payout % is determined by the Participant’s objective attainment (stated as a percentage) as approved by the Committee.
Objective Attainment % x 20% = Personal Objective Payout %

Total Incentive Payout
Revenue Payout % + ROIC Payout % + Personal Objective Payout % = Total Incentive Payout %

    Award Amount
Total Incentive Payout % x VICP Percentage x Participant’s Salary
D.Payment Date
Eligible participants will be paid Awards on or about November [_, 20_], but in no event later than March [__] of the year following the Plan Year.

E.Change in Employment Status or Position
Awards to Participants who are hired or promoted to an Officer position after the start of the Plan Year, or who move to a non-Officer position during the Plan Year, are to be pro-rated by multiplying the Award such Participant would have received if employed in an Officer position for the entire year by a fraction, the numerator of which is the number of days in the Plan Year that the Participant spent in an Officer position, and the denominator of which is the total number of days in the Plan Year. If a Participant’s Salary or VICP Percentage changes during the Plan Year, such Participant’s Award will be pro-rated accordingly to reflect the number of days during the Plan Year that each Salary and VICP Percentage was applicable. The Committee may, in its discretion, prorate the Award for a Participant on a leave of absence to reflect only the portion of the Plan Year that the Participant was actively employed to the extent consistent with applicable federal, state, and local laws.
F.Taxes
Awards payable hereunder are subject to required tax withholdings and other deductions in accordance with applicable federal, state and local requirements.
IV.ADMINISTRATION
The Committee is responsible for the administration of the Plan and its interpretation, including decisions on eligibility, a Participant’s VICP Percentage, and the establishment and determination of the level of achievement of Performance Goals, including Personal Objectives. The Committee’s interpretations and decisions are final and binding. The Committee can amend this Plan at any time for any reason.
V.MISCELLANEOUS
Awards under this Plan are considered made under the 2024 OIP and are subject to all the terms and conditions of the 2024 OIP. Compensation under this Plan is subject to the Company’s Compensation Clawback Policy, as it may be amended from time to time. Nothing in this Plan document or associated communications in any way promises or guarantees the compensation or employment of any Participant with Company or any successor or related company. In the event of a conflict between this Plan and the terms and conditions of a Participant’s employment agreement with the Company (if applicable), the terms and conditions of the Participant’s employment agreement shall govern.